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                                                                    EXHIBIT 23.2



              INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTAL SCHEDULE


To the Board of Directors and Shareholders
Rivals.com, Inc.
Seattle, Washington


Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental schedule (Schedule II) listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements. This schedule is the responsibility of the Company's management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 9, 2000